                                                                   EXHIBIT 10.10


                         MERCHANDISE SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of the 1st day of March, 1999, by and between AMERICAN CONSOLIDATION, INC., 500 Washington Avenue, Carlstadt, New Jersey 07512 ("ACI") and MSS-DELAWARE, INC., 11 Penn Plaza, New York, New York 10001 ("Customer").


                               W I T N E S S E T H

         WHEREAS, Customer is engaged in the retail business and the sale of merchandise customarily available therein; and

         WHEREAS, ACI receives, processes, marks, picks, consolidates, packs, manifests and loads merchandise at its facility located in Carlstadt, New Jersey (the "ACI Facility"); and

         WHEREAS, Customer desires to have ACI perform and ACI is willing to provide to Customer all receiving, processing, marking, consolidating, picking, packing, manifesting, and loading services for Customer's merchandise sent to ACI at Customer's discretion (the "Merchandise") subject to the terms and conditions specified herein;

         WHEREAS, in consideration for this agreement having been executed, ACI agrees to renovating, upgrading and automating the interior facility and equipment at 500 Washington Avenue, including but not limited to all materials handling equipment, inventory location systems, carton control systems, sortation systems and consolidation systems. The upgrading of the property shall commence on March 1st and be completed by July 1st, 1999.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


1.       TERM

         The term of this Agreement shall be for an initial term of five (5) years commencing as of March 1, 1999 and ending February 29, 2004. Customer shall have the option to extend this Agreement for an additional five (5) year period ending February 28, 2009 upon terms mutually agreed upon. Customer will notify ACI with its intent to exercise the option to renew within 120 days of the expiration of the initial term.

2.       TERMINATION

         Customer shall have the right to terminate this Agreement upon 120 days written notice for ACI's failure to meet the Service and Representations and Warranties of ACI stated in Sections 3 and 4. In the event that Customer terminates this Agreement in the initial five (5) years of the Term, Customer shall reimburse ACI $12,000.00 per month (or part thereof) for the remaining number of months in the initial five (5) year Term. This sum shall be paid in a lump sum prior to vacating the ACI Facility. Customer shall, nonetheless, be entitled to a credit against such lump sum for 50% of the fair market value of the new equipment installed by ACI at the ACI Facility as a result of this Contract with Customer.

         ACI shall have 30 days from receipt of notice from Customer to attempt to cure any such violation of the Service and performance standards before Customer shall be entitled to terminate this Agreement.

         Customer shall have right, for period of 30 days, to terminate the Agreement if a substantial change in ownership of ACI occurs.

         Customer shall also have the right to terminate this Agreement if an Event of Force Majeure as hereafter defined in Paragraph 12 continues for ninety
(90) days.

3.       SERVICES

         ACI agrees to perform distribution services (the "Services") for Customer including but limited to the following:

         (a) Schedule deliveries within twenty four (24) hours of request for appointment based upon Customer's monthly plan.

         (b) Receive, Check, Mark (where applicable), Pick, Pack, Consolidate, Manifest and Ship merchandise in accordance with past practice and with customer's standard policies and procedures.

         (c) Process all documentation related to the warehouse and distribution system including but not limited to, Appointment Log, Vendor Invoice, Packing Slip, Bill of Lading, Key Rec Panel, Trouble Notification Form, Receiving Worksheet, Receiving Manifest, Vendor Chargeback Form and LTA Shipping Manifest, and in accordance with past practice and with customer's standard policies and procedures.

4.       REPRESENTATIONS AND WARRANTIES OF ACI

         (a) ACI will perform the Services in a proper and workmanlike manner in accordance with accepted industry standards, practices and procedures ("Industry Standards").

         (b) ACI shall provide the Services with regard to the Merchandise within the following time constraints:

                           All Merchandise received as Cross-Docked will be processed and shipped within 24 hours of receipt of Distribution information from Customer.

                           All other Merchandise will be processed within 48 hours of receipt of Distribution information from Customer.

         (c) ACI shall maintain a Quality Level of 99% with respect to Merchandise processing accuracy and as defined in the Base Plus Kurt Salmon Associates Quality System.

         (d) ACI shall comply with all present and future laws, statutes, ordinances, rulings, regulations, orders and requirements of all federal, state, municipal, county and other government agencies and authorities relating to the ACI Facility, and shall obtain and keep in full force and effect all necessary licenses, permits and similar authorizations from governmental authorities required to perform its obligations hereunder.

5.       SUPPLY OF MATERIALS AND EQUIPMENT

         (a) ACI will provide, at its sole cost, the ACI Facility, utilities, insurance, all merchandise handling equipment including consolidation, manifesting and sortation systems and management and labor necessary for the efficient performance of its obligations herein.

                  Customer will provide, at its sole cost, all control room equipment, ticket making equipment, ticket stock, computer forms, labels, and packing cartons.

                  Customer will provide at its sole cost all control room computer equipment and data communication lines.

                  Customer will provide all Packing supplies, Hangers, Poly Bags, Cartons, Sealing Tape, and Labels necessary for merchandise processing.

                  Customer will be responsible for the cost of all inbound and outbound freight associated with the processing of its merchandise.

                  Such equipment and materials shall at all times remain the sole and exclusive property of Customer and shall not be used for any purpose except as specifically directed by Customer. ACI shall not permit any security interest, lien or other encumbrance ("Encumbrance") to attach to Customer's such equipment or merchandise and in the event any such Encumbrance attaches to Customer's equipment or merchandise, ACI will pay to have it discharged of record promptly, and to take such action as may be required to reasonably and legally object to such security interest or lien or to have such security interest or lien removed from such property. ACI hereby waives any right to lien against any property of Customer, including Customer's equipment and merchandise which may be located at the ACI Facility. Customer may make, in its sole discretion, any and all UCC informational filings regarding its ownership interest in its equipment and the Merchandise. ACI agrees to cooperate with Customer in making such filings and take all reasonable action to complete such filings as requested by Customer at Customer's cost and expense. Customer shall be responsible for the cost of maintenance of its equipment located at the ACI Facility and ACI agrees to notify Customer of the need for any non-routine maintenance on the equipment and Customer agrees to keep all of this equipment in a condition which enables ACI to perform the Services for Customer herein. Upon termination of this Agreement, all such equipment shall be returned forthwith to Customer in the condition such equipment was delivered to ACI, reasonable wear and tear excepted. ACI hereby agrees that it will assume all risk of loss on the Merchandise and equipment owned by Customer from the time of its receipt of such Merchandise or equipment until such time as Customer subsequently receives such Merchandise or equipment. ACI shall replace or repair any of such equipment which is lost, stolen, damaged, destroyed or otherwise unavailable for use or return to Customer. Notwithstanding the above, the parties understand that ACI is providing new scanners, radio frequency or other, manifesting and sortation equipment, and software which is part of ACI's new material handling system, which is compatible with the customer's existing computer hardware and software.

                  Customer will provide personnel from its Home Office for directing the following support functions:

                        Act as an information resource for ACI in the event ongoing operational issues arise.

                        Handle all systems (AS 400 & Island Pacific) problems.

                        Handle all communications with vendors regarding shipments which are received at the ACI Facility.

                        Handle all freight negotiations and payment of freight bills.

6.       BASE FEE, PAYMENT TERMS AND ADJUSTMENTS

         (a) As ACI's entire and full compensation for its provision of the Services and any necessary and related costs or expenses incurred by ACI in the course of providing the Services, Customer shall pay ACI as follows:

Service                        CostService                     Cost
                           --------------------    ---------------------------
Processing Service          1999*         2000       2001       2002      2003
Regular                    $0.357        $0.345    $0.335     $0.325    $0.315
Pre-Pack                   $0.287        $0.275    $0.265     $0.255    $0.245
Pre-Ticketed               $0.292        $0.280    $0.270     $0.260    $0.250
Pre-Pack/Pre-Ticketed      $0.257        $0.245    $0.235     $0.225    $0.215
Cross Dock                 $0.050        $0.050    $0.050     $0.050    $0.050
Back Stock                 $0.150        $0.155    $0.155     $0.160    $0.160
Special Projects           $ 9.00        $ 9.25    $ 9.25     $ 9.50    $ 9.50

* Rate effective as of August 2, 1999. Current rates shall apply prior to August 2, 1999.

Customer Unit Plan



        1999           2000           2001          2002          2003
     12,232,000     14,672,000     17,108,000    19,552,000    21,992,000

         In the event that ACI receives 8% less than the plan units allocated for that year, ACI will charge Customer $0.005 per unit charge on total unit receipts processed for that year in addition to payments previously remitted under the base fee terms.

         (b) Customer shall make payment to ACI of all correctly stated amounts within seven (7) days of Customer's receipt of the invoice.

7.       RIGHT TO AUDIT

         ACI agrees to allow Customer's personnel to inspect and to perform an operation field audit of the Services and the ACI Facility and to inspect and audit ACI's invoicing and records which relate to the Services performed on the Merchandise as Customer deems necessary in its sole discretion at times during any business hours in which ACI operates and upon reasonable notice to ACI.

8.       SHORTAGES AND DAMAGES TO MERCHANDISE

         ACI shall be responsible and liable to Customer for the cost to Customer of lost or misplaced Merchandise. The cost to Customer shall be the book value of the Merchandise as determined by the invoice cost plus per unit processing cost or if ACI has been reimbursed by virtue of an insurance claim, then the total amount of said reimbursement. Customer shall notify ACI of any shortage within thirty (30) days of ACI's receipt of the Merchandise.

9.       INSURANCE

         ACI shall, at all times during the term of this Agreement, and at its sole cost and expense, obtain and maintain the following insurance written by insurance companies reasonably acceptable to Customer having a minimum rating of A-X in the most recently published A.M. Best's Guide, and admitted and licensed to provide insurance in the states in which services will be performed:

         (a) All-risk property insurance upon the Merchandise in ACI's possession in an amount equal to the full replacement cost of the Merchandise;

         (b) Commercial general liability insurance (including contractual liability coverage specifically covering ACI's obligations hereunder) written on an occurrence basis in amounts of Five Million Dollars ($5,000,000.00) combined single limit per occurrence with respect to bodily injury (including death), personal injury and property damage;

         (c) Workers' compensation insurance covering all of its employees to the full extent required of all states in which ACI performs services under this Agreement;

         (d) Employers' liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) for each accident and One Million Dollars ($1,000,000.00) for disease.

         (e) Business income interruption insurance in an amount not to exceed $500,000.00 per occurrence.

         The insurance policies, other than the workers' compensation insurance policy, shall name Customer as an additional insured. Such insurance coverage shall commence as of the date of this Agreement and ACI promptly shall deliver to the Customer the policies of such insurance, or certificates thereof, and with respect to each renewal policy, at least thirty (30) days prior to the expiration of the policy it renews. All insurance policies maintained by ACI shall provide that such policies name customer as loss payee and shall not be amended or canceled without at least thirty (30) days prior written notice to Customer. In the event ACI does not obtain the insurance required under this Agreement, ACI shall be in default of this Agreement and Customer, in addition to its remedies at law and equity and as may be found elsewhere in this Agreement, may obtain such insurance on behalf of ACI and ACI shall pay to Customer upon demand the costs thereof, together with interest of the maximum lawful rate. Failure by ACI to pay such cost to Customer within fifteen (15) days after written demand shall entitle Customer to offset any sums due to ACI until fully reimbursed.

         The required liability insurance may be carried under a "blanket policy" covering other work of ACI, provided that if the blanket policy contains an aggregate limit, the limit will apply on a per location basis.

         Such policies shall provide for a waiver of any right of subrogation that the insurer may acquire against Customer.

         It is the express intention of the parties to this Agreement that ACI shall cause such coverages to be provided on a "primary" basis, regardless of any other insurance Customer may elect to purchase and maintain.

         Accordingly, no liability coverage required of ACI shall be subject to an "excess" or "pro-rata" type of other insurance clause, nor shall any such coverage be subject to any clause which would be contrary to the aforesaid intent of the parties. All coverage purchased by Customer will be excess for Customer only and not provide any coverage for ACI.

10.      INDEMNIFICATION

         ACI shall indemnify, defend and hold harmless Customer, its affiliates and their respective directors, officers, employees and agents from and against any and all damages, costs, losses, liability and expenses (including reasonable attorneys fees) in connection with any and all actions or threatened actions arising out of: (a) the use by ACI of the equipment described in Section 5(b) of this Agreement, or (b) the performance by ACI of the services contemplated by this Agreement; except that such indemnification obligation shall not arise in circumstances where the claim in question arose from any grossly negligent, intentional, wrongful or unlawful act or omission of the person who otherwise would have been indemnified.

11.      EFFECT OF TERMINATION

         Upon the termination of this Agreement, ACI shall fully perform all Services with respect to all Merchandise delivered to ACI prior to the effective date of such termination. Customer shall pay for all Services performed by ACI prior to the effective date of such termination. Each party also agrees to perform all other obligations on its part which, by the terms of this Agreement, are required to be performed upon termination thereof.

12.      FORCE MAJEURE

         Neither party to this Agreement shall be liable for any default hereunder due to act of God, riot, accident, strikes, labor disputes, work stoppages, fires, floods, acts of a public enemy, acts of the United States Government, war or other unforeseeable cause beyond its control and without its fault or negligence (an "Event of Force Majeure"). Each party thereto shall notify the other in writing of any such unforeseeable causes beyond its control which may have delayed or may delay the performance of this Agreement. When ACI has, for any reason, failed to perform Services hereunder because of an Event of Force Majeure or given notice hereunder that it will fail to make such delivery because of any Event of Force Majeure, Customer shall have the right,



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
for a period of not less than thirty (30) days, to have the Services performed with respect to the Merchandise from sources other than ACI to assure Customer of Merchandise, provided that Customer's commitment to have such Services performed by sources other than ACI cannot continue thereafter for a period longer than ACI's inability to perform. Notwithstanding anything contained herein to the contrary, in the event any Event of Force Majeure, including but not limited to strikes, labor disputes or work stoppages, occurs, ACI shall have a period of ten (10) days from the date of said occurrence to have the Services performed with respect to the Merchandise from another source to assure Customer of Merchandise. In the event ACI is unable to provide such alternate source to have the Services performed within such 10-day period, Customer shall have the right to have the Services performed through an alternate source, and any difference in the cost of having the Services performed by an alternate source and the cost of Services provided under this Agreement shall be immediately reimbursed by ACI to Customer. The failure of ACI to perform the Services on the Merchandise due to an Event of Force Majeure shall not be deemed to be a breach of any provision of this Agreement; provided that ACI commences performing Services with respect to the Merchandise within ninety (90) days after and Event of Force Majeure or after notice to Customer of any Event of Force Majeure.

13.      ALTERNATE DISPUTE RESOLUTION

         If there is a controversy or dispute arising out of, related to or involving this Agreement that is not resolved by negotiation and agreement of the parties within 30 calendar days of the controversy or dispute arising, such controversy or dispute shall be resolved exclusively through binding, conclusive and confidential alternate dispute resolution ("ADR") pursuant to the New Jersey Alternate Procedure for Dispute Resolution Act ("NJADR Act"), N.J.S.A. 2A:23A-1 et seq, by submission to an umpire mutually selected by the parties. If the parties are unable to mutually agree upon an umpire, each party shall designate a former federal judge or New Jersey Supreme Court justice of Superior Court judge and the umpire shall be selected as between them by the flip of a coin. The ADR shall be held in Wayne, New Jersey, and shall then proceed in accordance with the NJADR Act but shall be conducted confidentially. The decision of the umpire shall be binding upon the parties hereto and the parties hereby waive and relinquish right of appeal afforded by the NJADR Act. The cost of the umpire shall be borne equally by the parties, unless the umpire decides based on equitable principles to apportion such costs in a different manner.

14.      CONFIDENTIALITY

         ACI shall, from time to time, gain access to certain proprietary business information (including, without limitation, information relating to Customer's business activities, cost of doing business and the cost of supplies purchased hereunder) (the "Proprietary Information") of Customer which is confidential in nature. In consideration of Customer's execution of this Agreement, ACI agrees to hold all such Proprietary Information in trust and confidence for the exclusive benefit of Customer. ACI shall not disclose or divulge, nor permit any disclosure of, any Proprietary Information to any entity not a party to this Agreement, nor shall ACI appropriate or use any Proprietary Information to benefit itself or any other entity. ACI shall also inform any of its respective affiliates or subsidiaries and their respective directors, officers, employees and agents thereof ("Agent") providing services hereunder of the terms of this subparagraph. ACI shall be responsible for its respective Agent's failure to comply with the terms of this paragraph and any liability arising therefrom. ACI and Customer agree that any disclosure or use of the Proprietary Information other than for the exclusive benefit of Customer will cause irreparable harm to Customer and that money damages alone would be an inadequate remedy for any disclosure or unauthorized use of the Proprietary Information by ACI.

         Therefore, ACI and Customer agree that Customer shall be entitled to obtain specific performance, injunctive relief or any other remedy available at law or in equity in the event of such disclosure or unauthorized use. This section 14 shall survive the termination of this Agreement for a period of two
(2) years.

15.      RELATIONSHIP OF THE PARTIES

         The relationship between Customer and ACI under this Agreement shall be solely that of vendor and vendee. It is expressly understood and agreed by the parties hereto that nothing in this Agreement, its provisions, or the transactions and relationships contemplated hereby shall constitute either party as an agent, employee, partner, or legal representative of the other for any purpose whatsoever, nor shall either party hold itself out as such. Neither party to this Agreement shall have the authority to bind or commit the other party hereto in any manner or for any purpose whatsoever but rather each party shall, at all times, act and conduct itself in all respects and events as an independent contractor. In no event shall the employees or contractors of ACI or any other person performing the Services hereunder be deemed to be the employees of Customer. This Agreement creates no relationships of joint ventures, partners, associates, or principal or agents between the parties hereto. ACI agrees that neither it nor any of it officers or affiliates will at any time, either during or after the termination of this Agreement, directly or indirectly, in any manner use the name of Customer or any trade, trademark, service mark, or logo of Customer without Customer's prior written permission. In no event shall the employees or contractors of ACI or any other person performing the Services hereunder be deemed to be the employees of Customer.

16.      ASSIGNMENT

         This Agreement may not be assigned by either party hereto except with the prior written consent of the other party, which consent will not unreasonably be withheld or delayed, and any attempted assignment in violation of this provision shall be void.

17.      ADMINISTRATIVE EXPENSES

         Each party hereto shall pay all of its own administrative expenses (including, without limitation, the fees and expenses of their agents, representatives, counsel and accountants, incident to the preparation of this Agreement).

18. SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

19.      TITLE TO MERCHANDISE

            (a) Title to and ownership of the Merchandise shall, at all times, rest solely with the Customer. ACI shall not act in a manner which is inconsistent with Customer's title thereto including, but not limited to, causing or allowing any lien or security interest for the benefit of any ACI creditor to attach to the Merchandise -- and in the event that any such security interest or lien attaches to such Merchandise, ACI agrees to pay the same and have it discharged of record, promptly, and to take such action as may be required to reasonably and legally object to such security interest or lien or to have such security interest or lien removed from such Merchandise, including, without limitation, completing and signing any documents, acknowledgments or other documentation requested by Customer.

                  Without limiting the generality of section 4, ACI hereby waives any right to lien against any Merchandise which may be located in the ACI facility. Customer may make, in its sole discretion, any and all UCC informational filings regarding its ownership interest in its equipment and the Merchandise. ACI agrees to cooperate with Customer in making such filings and take all reasonable action to complete such filings as requested by Customer.

         (b) In the event ACI causes or allows any such security interest of lien to attach to Customer's property rights in and to the Merchandise, which security interest or lien is not removed within thirty (30) days, Customer shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to ACI with out any termination penalty.

20.      WAIVER OF BREACH

         The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach of violation thereof.

21.      GOVERNING LAW AND SEVERABILITY

         This Agreement shall be governed by and interpreted in accordance with the substantive and procedural laws of the State of New Jersey. The terms and conditions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions hereof.

22.      NOTICES

         Any notice contemplated by or required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or sent by nationally recognized carrier or by registered or certified mail, return receipt requested, to the parties' respective addresses below, or to such other addresses either of the parties hereto may hereinafter designate in writing:

                  American Consolidation, Inc.
                  500 Washington Avenue
                  Carlstadt, New Jersey  07072
                  Attn:  Steven Sacharoff, Chief Executive Officer

                  MSS-Delaware, Inc.
                  11 Penn Plaza
                  New York, New York  10001
                  Attn:  John Mills (Executive V.P.)

         THIS AGREEMENT reflects the complete understanding of the parties and constitutes their entire agreement, all prior negotiations, representations and statements having been merged herein. This Agreement, including the Exhibits hereto, may not be changed or amended orally but only in writing signed by both parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement by the signature of their respective, duly authorized corporate officers as of the day and year first above written.


                               AMERICAN CONSOLIDATION, INC.


                               By: /s/ Steven Sacharoff
                                   -----------------------------------------
                                   Steven Sacharoff, Chief Executive Officer


                               MSS-DELAWARE, INC.


                               By: /s/ John S. Mills
                                   -----------------------------------------
                                   John S. Mills. Executive Vice President


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